Exhibit 99.2
Willis North America Inc. Announces
Cash Tender Offer for its 5.125% Senior Notes due 2010
NEW YORK, September 22, 2009 — Willis North America Inc. (“WNA”), a subsidiary of global insurance broker Willis Group Holdings Limited (NYSE: WSH) (the “Company”), announced today that it has commenced a tender offer to purchase any and all of its 5.125% Senior Notes due 2010. The tender offer is being made pursuant to an Offer to Purchase dated September 22, 2009 and a related Letter of Transmittal.
Upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal, WNA is offering to purchase for cash (the “Tender Offer”) any and all of its 2010 Notes for a maximum aggregate consideration equal to $256.875 million plus all accrued and unpaid interest on the Notes purchased pursuant to this Offer up to, but not including, the Settlement Date. Tenders of the Notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on September 29, 2009, but may not be withdrawn thereafter. The Tender Offer will expire at 11:59 p.m., New York City time, on September 29, 2009, unless extended or earlier terminated (the “Expiration Date”).
The consideration for each $1,000 principal amount of Notes of each series validly tendered and accepted for purchase pursuant to the Tender Offer will be $1,027.50 per $1,000 principal amount of the Notes.
WNA’s obligation to accept for purchase and to pay for the Notes in the Tender Offer is subject to the satisfaction or waiver of a number of conditions, including the completion of WNA’s concurrent note offering of not less than $250 million in aggregate principal amount of unsecured senior debt securities (the “Financing Condition”).
In addition to the applicable Notes Consideration, all Holders of Notes accepted for purchase will also receive accrued and unpaid interest on those Notes from the last interest payment date to, but not including, the Settlement Date.
None of WNA, WNA’s board of directors, the dealer manager, the depositary and the information agent makes any recommendation in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

WNA has retained J.P. Morgan Securities Inc. to serve as Dealer Manager. WNA has retained Global Bondholder Services Inc. to serve as the depositary and information agent. For additional information regarding the terms of the Tender Offer, please contact J.P. Morgan Securities Inc. at (866) 834-4666. Requests for documents and questions regarding the tender of the Notes may be directed to Global Bondholder Services Inc. at (866) 470-4200.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of senior notes may be made only by means of a prospectus and prospectus supplement.
About Willis
Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.
Forward-looking Statements
This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as the redomicile of Willis Group Holdings Limited, general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission.
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